Exhibit 10.37

Settlement Agreement between Cosmo Feilding Mellen and Beckley Psytech Limited Without prejudice and subject to contract
Dentons UK & Middle East LLP One Fleet Place London EC4M 7WS United Kingdom DX 242

Exhibit 10.37

Contents

1	Definitions	1
2	Termination of contract	2
3	Complaints	2
4	Settlement of claims	3
5	Settlement Payment	4
6	Tax indemnity	5
7	Proceedings	5
8	Employer property	5
9	Statutory Requirements	6
10	Confidentiality	6
11	Reference	7
12	Statements	8
13	Social media	8
14	Restrictions	8
15	Share options	8
16	Independent advice	8
17	Legal fees	9
18	Warranties	9
19	Repayment	10
20	Continuing obligations	11
21	Entire agreement	11
22	Variation	11
23	Counterparts	11
24	Third party rights	11
25	Governing law	12
26	Jurisdiction	12
Schedule 1 – Statutory Claims		13
Schedule 2 – Solicitor’s certificate		15

LMXJ/070193.00004/1023659873.2Contents (3)

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

This Settlement Agreement is dated 2025

between

(1) Beckley Psytech Limited, a company incorporated and registered in England and Wales (Registered Number: 11496099) and having a place of business at Beckley Park, Beckley, Oxford, England, OX3 9SY (the Employer or we/us/our)

and

(2) Cosmo Feilding Mellen, whose home address is (the Employee or you/your).

WHEREAS

A We have had a protected conversation in accordance with Section 111A of the Employment Rights Act 1996. As a result of the protected conversation the Employment will terminate on the Termination Date

B We desire to settle fully and finally any and all differences between you and us relating to the Employment and its termination.

IT IS AGREED AS FOLLOWS:

1 Definitions

1.1 In this Agreement the following words and expressions will bear the meanings set out below:

Affiliate means any person in control of, controlled by or under common control with, the Employer, atai Beckley N.V. (the “Parent”), or any of their respective subsidiaries, parent companies, successors or related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and all persons acting by, through, under and/or in concert with any of foregoing.

Associated Company means atai Beckley N.V. and any company which is a subsidiary, or a holding company (as those expressions are defined by Section 1159 of the Companies Act 2006) of the Employer from time to time, or any Affiliate or parent company of the Employer from time to time, or any subsidiary (other than the Employer) or Affiliate or parent of a holding company of the Employer from time to time.

Employment means your employment by us.

Employment Contract means the contract of employment between you and the Employer dated 1 January 2021.

Legal Adviser means Keely Rushmore of Keystone Law Limited, 48 Chancery Lane, London WC2A 1JF.

Particular Claims means the claims listed in Clause 3.

Post-Employment Notice Pay has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Settlement Payment means the payments set out in Clause 5.

Statutory Claims means the claims listed in Schedule 1.

Statutory Requirements means the conditions relating to compromise agreements and/or settlement agreements under section 147 of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008.

Termination Date is 25 November 2025 or such other date as we may agree in writing.

1.2 Headings are for convenience only and will not affect the construction or interpretation of this Agreement.

1.3 All Schedules form part of this Agreement. The Schedules will have effect as if they were set out in full in the body of the Agreement. Any reference to this Agreement includes the Schedules.

2 Termination of contract

2.1 The Employment will terminate on the Termination Date.

2.2 Subject to you fulfilling your obligations under the Employment Contract and this Agreement, we will:

(a) pay your salary up to the Termination Date in the usual way;

(b) continue to provide any benefits to you in the usual way up to the Termination Date;

(c) reimburse you for all business expenses you properly incur up to the Termination Date provided that you submit the expenses claim and valid receipts within 14 days of the Termination Date and comply with our rules and procedures in relation to expenses;

(d) make a payment to you in lieu of any holiday entitlement that you have accrued but not used prior to the Termination Date (which is 30 days for a total payment of £36,512), less required withholdings and deductions;

(e) pay the deferred portion of your bonus for 2024 and your full bonus for 2025 in accordance with the Employment Contract on the bonus payment dates previously communicated to you; and

(f) deduct from the sums due under this Clause 2 any outstanding sums you owe us.

2.3 Pending the termination of the Employment you will continue to be bound by all the express and implied obligations arising from the Employment and the Employment Contract.

2.4 You confirm that, except as provided in this Agreement, there are no other sums due to you from us or any Associated Company whether under the Employment Contract or otherwise in relation to the Employment.

3 Complaints

You believe that you have or may have the following claims against us arising from the Employment and/or the termination of the Employment:

(a) a claim for wrongful dismissal;

(b) a claim for unauthorised deduction from wages under section 13 of the Employment Rights Act 1996;

(c) a claim under section 111 of the Employment Rights Act 1996 for constructive and unfair dismissal;

(d) a claim in relation to the right to a written statement of reasons for dismissal under section 93 of the Employment Rights Act 1996;

(e) a claim for a statutory redundancy payment, under the Employment Rights Act 1996; and

(f) a breach of contract claim.

4 Settlement of claims

4.1 Without admission of liability by us, and subject to Clause 4.2, you accept this Agreement in full and final settlement of:

(a) the Particular Claims;

(b) the Statutory Claims; and

(c) all and any claims present, future or contingent you have or may have against us and/or any Associated Company and any director, officer, employee and agent of ours and/or any Associated Company arising from the Employment and/or its termination, whether claims are, or could be, known to the parties or in their contemplation at the date of this Agreement. Without prejudice to the foregoing generality, this settlement applies to all claims (whether under statute, common law, European law or otherwise) including damages, breach of any contract with us, pension or pension rights howsoever arising (other than accrued pension rights), redundancy pay, compensation for unfair dismissal, unlawful deduction of wages, claims for personal injury, loss of office or employment or otherwise.

4.2 The waiver in Clause 4.1 does not apply to the following:

(a) any claim in relation to accrued pension rights in relation to a company pension scheme;

(b) any claim in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Agreement (other than claims under discrimination legislation); or

(c) any claim by you to enforce the terms of this Agreement.

4.3 Clause 4.4 applies if you present a complaint to, or institute proceedings before, a court or Employment Tribunal in relation to a complaint against:

(a) us; and/or

(b) any Associated Company; and/or

(c) any director, officer, employee and agent of ours and/or of any Associated Company,

arising from the Employment and/or the termination of the Employment, which you have not waived under this Clause 4, other than a claim preserved by Clause 4.2 (a New Complaint).

4.4 If you present a New Complaint, you agree to enter into, and take legal advice on, a further settlement agreement, waiving the New Complaint. You acknowledge that we will not:

(a) pay any consideration; or

(b) make any contribution towards the legal fees you incur,

in relation to such a further settlement agreement.

5 Settlement Payment

5.1 The Settlement Payment will consist of:

(a) £316,445 by way of pay in lieu of the 12 months' notice due under the Employment Contract (Payment in Lieu of Notice);

(b) £500, as consideration for you entering into the restrictions set out in Clauses 10 and 12 (Consideration); and

(c) £2,876, as your statutory redundancy pay entitlement (Compensation).

5.2 Subject to you fulfilling your obligations under this Agreement, we will pay the Settlement Payment to you, after making the deductions specified in this Clause 5, by 14 days after the later of:

(a) the Termination Date; and

(b) the date we or our legal representatives receive this Agreement and the attached Schedules, including the solicitor’s certificate, duly signed by you and the Legal Adviser.

5.3 You will not have worked any of the period of notice to which you are entitled under Clause 8 of the Employment Contract. The parties agree that the amount of the Payment in Lieu of Notice is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that your Post-Employment Notice Pay is nil.

5.4 We will pay the Settlement Payment less all required deductions for tax and employee National Insurance contributions. It is acknowledged and agreed that the parties believe the following to be correct:

(a) we will deduct income tax and employee National Insurance contributions from the Payment in Lieu of Notice and Consideration;

(b) no part of the Compensation is taxable as Post-Employment Notice Pay; and

(c) the Compensation will be tax free, as it is a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.

6 Tax indemnity

6.1 You agree that you:

(a) will at all times remain liable for any further income tax or any employee’s National Insurance contributions due on the Settlement Payment and other benefits provided under this Agreement;

(b) will indemnify us and keep us indemnified on demand against such income tax and employee’s National Insurance contributions (including, without limitation, any interest, penalties or fines in connection therewith).

7 Proceedings

7.1 Subject to Clause 4.2, you renounce all right, title and interest and undertake not to present a complaint to, or to institute or continue any proceedings before, a court or Employment Tribunal in connection with the Employment and/or its termination.

7.2 This Clause applies if you institute or continue any proceedings in a Court of Law, Tribunal or otherwise against us, any Associated Company or any director, officer, employee or agent of ours and/or any Associated Company relating to the Employment or its termination (other than a claim preserved under Clause 4.2). Where this Clause applies, you acknowledge and agree that the Settlement Payment (excluding your statutory redundancy entitlement) will be immediately repayable to us as a debt and upon demand by us.

7.3 You agree to cooperate with us, or our advisers, in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings in respect of which you have relevant facts or knowledge. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, giving and reviewing witness statements and giving evidence in person on our behalf. We will reimburse any reasonable expenses you incur as a consequence of complying with the obligations under this Clause, provided that we approve such expenses in advance.

8 Employer property

8.1 Save as set out at clause 8.3, you confirm that you:

(a) will return to us on or before the Termination Date all documents, records, computer equipment and software, mobile phones, keys, credit, debit and charge cards, security and access passes or other property of ours; and

(b) you will not retain any copies of any such property.

8.2 Save as specifically directed to you by the Employer, you hereby confirm that you will delete immediately, and in any event will confirm by the Termination Date that you have deleted from the company laptop referred to at Clause 8.3, and from any personal phone, personal computer, optical disk, writable media or memory, cloud or other network or internet storage, used by you (other than those in our possession or control) all documents and information belonging to, obtained from, or prepared for us or any of our customers or clients including for the avoidance of doubt telephone numbers and contact details for our contacts.

8.3 The parties have agreed that you may keep your company laptop, which will transfer to your ownership as at the date of this Agreement, provided that, within seven days of the date of this Agreement, you follow instructions to delete any Employer information, or any information pertaining to any Associated Company, as is directed to you by the Employer and/or allow a member of the Employer's IT team to remotely access your laptop to ensure that you have complied with your obligations at Clause 8.2 or to allow for such deletion to be carried out to the extent that it has not already been done by you.

8.4 You will be responsible for any tax payable in relation to you retaining the company laptop and the terms of Clause 6 will apply in relation to it.

9 Statutory Requirements

You acknowledge that the Statutory Requirements are intended to be and have been satisfied.

10 Confidentiality

10.1 You undertake to keep the fact and terms of this Agreement and the circumstances giving rise to the termination of the Employment confidential and not to disclose (or through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure) to any third party except where disclosure is:

(a) to HM Revenue & Customs;

(b) to any regulatory or law enforcement body or supervisory authority;

(c) where necessary or appropriate to:

(i) your spouse, civil partner or partner, immediate family or legal or professional advisors, subject to the undertaking at Clause 10.2 below;

(ii) your insurer for the purposes of processing a claim for loss of employment;

(iii) your recruitment consultant or prospective employer to the extent necessary to discuss your employment history; or

(iv) otherwise required by law.

10.2 You undertake to advise any immediate family member or professional advisor that the fact and terms of this Agreement and the circumstances giving rise to the termination of the Employment are confidential and must not be disclosed to any other party.

10.3 You undertake not to disclose or use any trade secret or other information that you are aware or ought reasonably to be aware we, or any Associated Company, regard as confidential. This provision will cease to apply to any information which comes into the public domain other than as a result of breach of confidence by you or any other party.

10.4 You acknowledge that your compliance with this Clause 10 (Confidentiality) is a material condition of this Agreement.

10.5 Nothing in this Clause 10 will prevent you from:

(a) making a protected disclosure within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 (this includes protected disclosures made about matters previously disclosed to another recipient);

(b) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirement;

(c) reporting a criminal offence to a law enforcement agency; or

(d) cooperating with any law enforcement agency regarding any criminal investigation or prosecution.

10.6 We will not authorise our employees or the employees of any Associated Company to disclose the fact or the terms of this Agreement or the circumstances giving rise to the termination of the Employment except where disclosure is or was:

(a) to HM Revenue & Customs; or

(b) to any regulatory or law enforcement body or supervisory authority; or

(c) to our officers, employees or workers who we reasonably believe may require such knowledge on the basis that it is to be kept confidential;

(d) to our legal, tax, compliance or other professional advisers; or

(e) otherwise required by law.

10.7 Nothing in this Clause 10 will prevent us from making such disclosure as we are required to make by law and/or the rules of any regulatory or supervisory authority.

11 Reference

11.1 Upon request we will provide any prospective employer or employment agency with a standard reference confirming your dates of employment and the position you held with us. Any reference request must be addressed to Claire McNamara at .

11.2 We reserve the right to make such disclosures as are required by law or regulatory requirement.

11.3 This Clause applies if any matter becomes known to us or any Associated Company after the date of this Agreement, which would result in the terms of the reference being or becoming inaccurate or misleading, would have affected our decision to provide a reference or we become under a legal obligation to alter the reference. Where this Clause applies, we may alter such reference so that it is in our reasonable opinion accurate in all material respects and not misleading and in accordance with our obligations or we may decline to give a reference. We will give you notice of any such changes that are made or a decision to decline to give a reference.

12 Statements

12.1 You agree and undertake that you will not:

(a) make any comments or statements of any nature that are derogatory to or disparaging of, or have the effect of lowering our reputation or that of any Associated Company or any of our or their directors, officers, employees or agents; and/or

(b) take part in any conduct which may bring us into disrepute or bring any Associated Company or any of our or their directors, officers, employees or agents into disrepute.

12.2 We will not authorise our employees to make any comment or statement of any nature that is derogatory to or disparaging of you.

13 Social media

If you have not already done so then immediately following you signing this Agreement, you agree to update your LinkedIn account or other professional networking site (Networking Accounts) so that the Networking Accounts no longer state that you are employed by us or any Associated Company.

14 Restrictions

You hereby agree that you will not after the Termination Date wrongfully represent yourself as being employed by or otherwise connected with us or any Associated Company.

15 Equity

15.1 To the extent you are a participant in atai’s Employee Equity Incentive Plan you will be entitled solely to exercise in accordance with the rules of the said scheme such rights as you are afforded under the said rules and/or any grant agreement or notice as a participant whose employment has terminated. By this Agreement you free, relieve and discharge us and our Associated Companies from any other claim or obligation under the said scheme.

15.2 For the avoidance of doubt, nothing in this Agreement is intended to affect any rights you may have under the Employee Equity Incentive Plan.

16 Independent advice

16.1 You declare and acknowledge that, before signing this Agreement, you:

(a) have received advice from the Legal Adviser, who is a qualified lawyer, as to the terms and effect of this Agreement and, in particular, as to its effect on your ability to pursue your rights before an Employment Tribunal;

(b) have been advised by the Legal Adviser that a contract of insurance or a professional indemnity covering the risk of a claim in relation to such advice is and will remain for the foreseeable future in force; and

(c) understand and agree that the Legal Adviser is not employed by or acting in this matter for us or an Associated Company.

16.2 By signing the certificate annexed to this Agreement, the Legal Adviser warrants that the statements set out in Clauses 16.1(a), 16.1(b), and 16.1(c) and in the certificate are true.

17 Legal fees

We will pay a contribution of up to £500 plus VAT towards the reasonable legal fees (including disbursements) you incur in connection with this Agreement. We will pay this contribution within 28 days of receipt of an appropriate invoice from the Legal Adviser addressed to you but marked as payable by us.

18 Warranties

18.1 In signing this Agreement you represent and warrant that:

(a) you have instructed the Legal Adviser to advise you whether you may have any claims against us and/or any Associated Company arising out of or in connection with the Employment and/or its termination;

(b) you have made a full and frank disclosure to the Legal Adviser of all the information that is in your possession which the Legal Adviser requires to advise whether you have or may have any such claims with the express intention that all such claims be compromised fully and effectively;

(c) on the basis of the Legal Adviser’s advice you have no claims, other than the Particular Claims, against us and/or any Associated Company including, without limitation, any basis to claim compensation for personal injury against us or any Associated Company or any director, officer, employee or agent of ours and/or any Associated Company;

(d) there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of the Employment Contract that would entitle (or would have entitled) us to terminate your employment without notice or payment in lieu of notice and any payment to you pursuant to Clause 5 is conditional on this being so;

(e) you have not withheld or failed to disclose any material fact concerning the discharge of your duties to us and/or any Associated Company or any breach of any material term (express or implied) of the Employment Contract;

(f) you have not instituted and will not institute Employment Tribunal or Court proceedings in respect of any claim arising in connection with the Employment and/or its termination (unless such proceedings are required to enforce a claim preserved under Clause 4.2 above);

(g) you will not raise a data subject access request and will withdraw any outstanding request;

(h) you will withdraw any grievance you have raised that is still outstanding; and

(i) throughout the Employment you have acted in our best interests and have not knowingly committed any breach of duty of any kind owed to us and/or any Associated Company;

and, if it is not so, the Settlement Payment will not be payable, or if it has already been paid it will become repayable as a debt and upon demand.

18.2 You undertake not to do anything on or before the Termination Date which would be a breach of Clauses 18.1(d) or 18.1(i) above if done before you signed this Agreement.

18.3 Without prejudice to any other Clause in this Agreement, you agree that in the event the validity of this Agreement is challenged you will enter into a COT3 agreement with us in full and final settlement of all claims without further payment.

18.4 Without prejudice to any other Clause in this Agreement, the parties agree and acknowledge that, in the event there is a successful claim following a challenge to the validity of this Agreement, it would not be just and equitable for a court or tribunal to award any compensation in respect of such claim.

19 Repayment

19.1 You acknowledge that we have entered into this Agreement and will make payments in terms of this Agreement, in particular the payments in Clause 5 of this Agreement, in specific reliance on the warranties, representations and undertakings given by you in this Agreement. This includes without limitation Clauses 4 (Settlement of Claims), 7 (Proceedings), 10 (Confidentiality), 12 (Statements), 14 (Restrictions), 18 (Warranties) and 19 (Continuing obligations).

19.2 This Clause applies in the event you are in material breach of any of the terms of this Agreement including in particular, but without limitation, breach of the warranty set out at Clause 18.1(f) (other than a claim preserved by Clause 4.2 above). Where this Clause applies, without prejudice to any other rights and remedies available to us, the Settlement Payment will be immediately repayable to us as a debt and on demand by us.

19.3 You agree that where Clause 19.2 applies:

(a) the said payments will be recoverable from you by us as a debt, together with our costs including legal fees;

(b) we will immediately be released from any continuing obligations under this Agreement; and

(c) nothing in this Agreement will prevent us from terminating your employment, whether such breach arises before, on or after the date of this Agreement.

19.4 For the avoidance of doubt, repayment of the sums referred to in Clauses 19.2 and 19.3 will not free or relieve you from any of your other continuing obligations under this Agreement and is without prejudice to our other rights and remedies.

19.5 You agree to indemnify us for any losses, including all reasonable legal and professional fees, suffered as a result of you:

(a) breaching any material provision of this Agreement; or

(b) instituting or continuing any claim or issuing any proceedings against us arising out of the Employment or its termination (other than those preserved under Clause 4.2).

19.6 You acknowledge and agree that each of the repayment provisions in this Clause 19 is intended to be separate and severable. If a court holds any of the provisions to be void but they would be valid if part of their wording were deleted, such provision will apply with such deletion as may be necessary to make it valid or effective.

20 Continuing obligations

20.1 The Employee agrees that the provisions of Clause 12 (Confidentiality) and 15 (Intellectual Property) of the Employment Contract will remain in full force and effect notwithstanding the termination of the Employment.

20.2 The Employee agrees that the provisions of Clause 14 (Protection of the Company's Interests) of the Employment Contract will continue to apply with effect from the Termination Date and undertakes to comply with these provisions until their expiry.

21 Entire agreement

21.1 This Agreement and the Employee Equity Incentive Plan contains the entire and only agreement between the parties in relation to the Employment or its termination, and both parties acknowledge that, on entering into this Agreement, they have not relied on any written or oral representation or undertaking other than as expressly stated in this Agreement, and that (subject to Clause 20) this Agreement supersedes any previous contract or arrangement between the parties. For the avoidance of doubt nothing in this agreement affects the Employee’s shareholding in or directorship of Atai Beckley N.V.

21.2 This Agreement is without prejudice and subject to contract until all of the parties sign and date it and we have received the signed Legal Adviser’s certificate annexed to this Agreement. At that point, it will be treated as an open document evidencing an agreement binding on the parties (notwithstanding that it may still be labelled or headed “Without Prejudice” and/or “Subject to Contract”).

22 Variation

No variation of this Agreement will be effective unless it is in writing and signed by the parties (or their authorised representatives).

23 Counterparts

The parties may execute this Agreement in any number of counterparts, each of which, when executed and delivered, will be an original, and all the counterparts together will constitute the same instrument.

24 Third party rights

Except as expressly provided elsewhere in this Agreement, no person other than you, the Employer and any Associated Company will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party that exists, or is available, apart from that Act.

25 Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales.

26 Jurisdiction

The parties irrevocably agree that the courts of England and Wales will have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

Schedule 1

– Statutory Claims

1 Claims:

1.1 a claim for breach of contract or wrongful dismissal;

1.2 a claim for unfair dismissal, under the Employment Rights Act 1996;

1.3 a claim for a statutory redundancy payment, under the Employment Rights Act 1996;

1.4 a claim in relation to an unauthorised deduction from wages, under the Employment Rights Act 1996;

1.5 a claim for an unlawful detriment, under the Employment Rights Act 1996;

1.6 a claim in relation to employment particulars, under the Employment Rights Act 1996;

1.7 a claim in relation to guarantee payments, under the Employment Rights Act 1996;

1.8 a claim in relation to Sunday working for shop and betting workers, under the Employment Rights Act 1996;

1.9 a claim in relation to protected disclosures, under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

1.10 a claim in relation to suspension from work, under the Employment Rights Act 1996;

1.11 a claim in relation to maternity, paternity, adoption and parental rights and flexible working, under the Employment Rights Act 1996;

1.12 a claim in relation to time off work, under the Employment Rights Act 1996;

1.13 a claim in relation to the right to a written statement of reasons for dismissal, under the Employment Rights Act 1996;

1.14 a claim in relation to working time or holiday pay, under the Working Time Regulations 1998;

1.15 a claim in relation to the national minimum wage, under the National Minimum Wage Act 1998;

1.16 a claim for equality of terms under the Equality Act 2010;

1.17 a claim for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under the Equality Act 2010;

1.18 a claim for direct or indirect discrimination, harassment or victimisation related to race under the Equality Act 2010;

1.19 a claim for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability or failure to make adjustments under the Equality Act 2010;

1.20 a claim for direct or indirect discrimination, harassment or victimisation related to age, under the Equality Act 2010;

1.21 a claim for less favourable treatment on the grounds of part-time status, under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.22 a claim for less favourable treatment on the grounds of fixed-term status, under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

1.23 a claim a claim for direct or indirect discrimination, harassment or victimisation related to religion or belief under the Equality Act 2010;

1.24 a claim for direct or indirect discrimination, harassment or victimisation related to sexual orientation under the Equality Act 2010;

1.25 a claim for failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;

1.26 a claim for failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;

1.27 a claim for failure to comply with obligations under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulation s 2006;

1.28 a claim in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to a protective award, under the Trade Union and Labour Relations (Consolidation) Act 1992;

1.29 a claim in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

1.30 a claim for failure to comply with obligations under the Human Rights Act 1998;

1.31 a claim for failure to comply with obligations under the Data Protection Act 2018 and/or the General Data Protection Regulation (EU) 2016/679;

1.32 a claim in relation to personal injury of which you are aware or ought reasonably to be aware;

1.33 a claim arising as a consequence of the United Kingdom’s membership of, or exit from, the European Union.

Schedule 2

– Solicitor’s certificate

I hereby certify as follows:

1 I am a solicitor holding a current practising certificate.

2 Before Cosmo Feilding Mellen (the Employee) signed the Settlement Agreement to which this certificate is annexed, I provided independent advice to them on the terms and effect of the Settlement Agreement with Beckley Psytech Limited (the Employer) and in particular its effect on their ability to pursue their rights before an Employment Tribunal.

3 I am not employed by and not acting (and have not acted) in relation to this matter for the Employer or any Associated Company.

4 When I gave the advice referred to above, there was in force a policy of insurance or an indemnity provided for members of a profession covering the Employee in respect of loss arising in consequence of the advice I have given.

5 I gave advice to the Employee as a relevant independent adviser within the meaning of the Acts and Regulations referred to in Clause 9.

Signed ..../s/ Keely Rushmore....................................... Dated....25 November 2025..........................

Name of Solicitor:	Keely Rushmore
Firm:	Keystone Law Limited
Address:

EXECUTED AS A DEED by Cosmo Feilding Mellen

At 18:19

On 25 November 2025

Before the following witness:

Full name:

…Olivia Feilding……………………………..

Address:

…..………………………….……

……..………………………………………

………..……………………………………

…/s/ Cosmo Feilding-Mellen…………….. …/s/ Olivia Feilding……………………. Witness Signature

SIGNED for and on behalf of Beckley Psytech Limited At On 25 November 2025	…/s/… Srinivas Rao ……………………… Director/Authorised Signatory